CONSENT OF INDEPENDENT ACCOUNTANTS



         We consent to the incorporation by reference in (A) the registration statements on Form S-3 (File Nos. 33-93490, 33-83960, 333-4966, 33-94728,
333-24543 and 333-46681) of First Washington Realty Trust, Inc. (the "Company") and (B) the registration statement on Form S-8 (File No. 33-99246) of the Company of: (1) our report dated January 31, 1998, except for Note 16, as to which date is March 26, 1998, on our audits of the consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, which report is included in this Annual Report on Form 10-K, and (2) our report dated January 31, 1998 on our audit of the financial statement schedule of the Company as of December 31, 1997 which report is included in this Annual Report on Form 10-K.

                            COOPERS & LYBRAND L.L.P.


Washington, D.C.
March 26, 1998